As filed with the Securities and Exchange Commission on November 12, 2021

Registration No. 333-118208

Registration No. 333-58196

Registration No. 333-29987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

Registration No. 333-118208

Form S-8

Registration No. 333-58196

Form S-8

Registration No. 333-29987

UNDER

THE SECURITIES ACT OF 1933

CENTURY BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of Massachusetts	04-2498617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Mystic Avenue Medford, Massachusetts	02155
(Address of Principal Executive Offices)	(Zip Code)

Century Bancorp, Inc. 2004 Stock Plan

Century Bancorp, Inc. 2000 Stock Option Plan

Century Bancorp, Inc. 401(k) Plan

(Full title of the plans)

Barry R. Sloane

Century Bancorp, Inc.

400 Mystic Avenue

Medford, Massachusetts 02155

(Name and address of agent for service)

(781) 391-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Century Bancorp, Inc. (the “Registrant”):

•

Registration Statement No. 333-118208, filed with the SEC on August 13, 2004, pertaining to the registration of 150,000 shares of the Class A Common Stock of the Registrant, $1.00 par value per share (“Class A Common Stock”), reserved for issuance under the Century Bancorp, Inc. 2004 Stock Plan;

•

Registration Statement No. 333-58196, filed with the SEC on April 3, 2001, pertaining to the registration of 150,000 shares of Class A Common Stock reserved for issuance under the Century Bancorp, Inc. 2000 Stock Option Plan;

•

Registration Statement No. 333-29987, filed with the SEC on June 25, 1997, pertaining to the registration of 100,000 shares of Class A Common Stock reserved for issuance under the Century Bancorp, Inc. 401(k) Plan.

On November 12, 2021, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 4, 2021 by and among Eastern Bankshares, Inc., a Massachusetts corporation (“Eastern”), Clarion Acquisition Corp., a Massachusetts corporation and the Registrant, pursuant to which the Registrant merged with and into Eastern, with Eastern surviving (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Medford, Massachusetts on November 12, 2021.

Century Bancorp, Inc.

By:	/s/ Barry R. Sloane
Barry R. Sloane Chairman, President and Chief Executive Officer